Exhibit 16


                                                                      ANDERSEN



                                                           Arthur Andersen LLP

                                                           400 Atlantic Street
                                                                 PO Box 120021
                                                       Stamford, CT 06912-0021

                                                             www.andersen.com


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 16, 2002


Dear Sir/Madam:

We have read Item 4 of the Current Report on From 8-K of Asbury Automotive Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
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Copy to:  Mr. Thomas F. Gilman
          Chief Financial Officer